As Filed with the Securities and Exchange Commission on March ___, 2013.

REGISTRATION NO. 333-182416

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EDAC TECHNOLOGIES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
Wisconsin
(State or Other Jurisdiction of Incorporation or Organization)
39-1515599
(I.R.S. Employer Identification Number)
1806 New Britain Avenue, Farmington, Connecticut 06032 (860) 677-2603
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Glenn L. Purple Vice President and Chief Financial Officer EDAC Technologies Corporation 1806 New Britain Avenue, Farmington, CT 06032 (860) 677-2603
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of All Communications to:

Edward J. Samorajczyk, Jr., Esq.
Robinson & Cole LLP
280 Trumbull Street
Hartford, Connecticut  06103
(860) 275-8299

Approximate Date of Commencement of Proposed Sale to the Public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of EDAC Technologies Corporation (“EDAC”) on Form S-3 (File No. 333-182416) filed with the Securities and Exchange Commission (the “SEC”) on June 28, 2012, as amended by Amendment No. 1 to Form S-3 Registration Statement filed with the SEC on August 3, 2012 and declared effective by the SEC on August 13, 2012 (the “Registration Statement”), pursuant to which EDAC registered the resale from time to time of 150,523 shares of EDAC common stock (the “Shares”). The Shares were registered to permit re-sales of such Shares by the selling shareholders, as named in the Registration Statement (the “Selling Shareholders”), who acquired the Shares in connection with EDAC’s acquisition of all of the outstanding stock of EBTEC Corporation.

EDAC seeks to deregister all Shares that remain unsold under the Registration Statement as of the date hereof because it no longer has an obligation to keep the Registration Statement effective pursuant to the terms of the Stock Purchase Agreement by and among EDAC, Aquasium Technology Limited, and the Selling Shareholders. Accordingly, EDAC is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement to remove from registration any and all Shares registered but unsold under the Registration Statement as of the date hereof, in accordance with the undertaking to do so made by EDAC in Part II of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington, State of Connecticut, on March 11, 2013.

EDAC TECHNOLOGIES CORPORATION

By: /s/ Dominick A. Pagano
Dominick A. Pagano
President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Dominick A. Pagano	President and Chief Executive Officer	March 11, 2013
Dominick A. Pagano	(Principal Executive Officer)

/s/ Glenn L. Purple	Vice President and	March 11, 2013
Glenn L. Purple	Chief Financial Officer
(Principal Accounting and Financial Officer)

/s/ Lee K. Barba*	Director	March 11, 2013
Lee K. Barba

/s/ Joseph P. Lebel*	Director	March 11, 2013
Joseph P. Lebel

/s/ John A. Rolls*	Director	March 11, 2013
John A. Rolls

/s/ Joseph S. Ruggiero*	Director	March 11, 2013
Joseph S. Ruggiero

/s/ Christopher R. Sansone*	Director	March 11, 2013
Christopher R. Sansone

/s/ Daniel C. Tracy*	Director	March 11, 2013
Daniel C. Tracy
* by Glenn L. Purple, power of attorney